Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), is made as of the 6th day of June, 2007 (“Date of Agreement”) by and between DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation, (the “Company” and as this term is further defined in Section 12(a) below) and FRANK A. FRANZESE (“Executive”).
     IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
     1. Employment. The Company hereby agrees to employ the Executive as Senior Vice President of Sales of the Company, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.
     2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) will commence on the Date of Agreement and continue for a period of two (2) years through the second anniversary of the Date of Agreement (the “Expiration Date”) and subsequent extension or continuation of employment thereafter, if any. In the absence of written notice from either the Executive or the Company at least six months prior to the Expiration Date, the Agreement shall automatically renew for one (1) year beginning on the stated Expiration Date. After the Expiration Date and a one (1) year extension, if applicable, no further automatic extensions shall occur without the written authorization of the Compensation Committee of the Company’s Board of Directors (“Board”); in the absence of such authorization, employment shall continue solely on an at will basis in which the Executive or the Company may terminate the employment relationship at any time for any reason. The Employment Period may be sooner terminated under Section 6 of this Agreement.
     3. Position and Duties. Executive will have those powers and duties normally associated with the position of Senior Vice President of Sales, will devote substantially all of Executive’s working time, attention and energies (other than absences due to illness or vacation) to the performance of Executive’s duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not reasonably interfere with the performance by Executive of Executive’s duties and responsibilities under this Agreement or violate Sections 10(a), (b) or (c) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees; and (iii) serve on boards or committees of other entities not in conflict or competition with the Company.
     4. Place of Performance. Executive acknowledges and agrees that the principal place of employment of Executive will be the Company’s principal executive offices in Oklahoma City, Oklahoma or in such location where the Executive is regularly employed by the Company on the Date of Agreement.
     5. Compensation and Related Matters.
          (a) Base Salary. During the Employment Period, the Company will pay Executive a base salary at the rate of not less than Two Hundred Ninety Thousand and No/100

Dollars ($290,000.00) per year (“Base Salary”), in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board. Such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.
          (b) Annual Incentive Bonus. The Board shall establish bonus target amounts and performance goals for the Executive during each calendar year of the Employment Period.
          (c) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and Executive’s spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings incentive or other stock option programs; and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers.
     6. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:
          (a) Death. Executive’s employment under this Agreement will terminate upon Executive’s death.
          (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform Executive’s duties under this Agreement (with or without reasonable accommodations, as defined under the Americans With Disabilities Act), for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 7(a)), is given after such six (6) month period, Executive does not return to the substantial performance of Executive’s duties on a full- time basis, the Company has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Company.
          (c) Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons: (i) the conviction of the Executive by a federal or state court of competent jurisdiction of a felony which relates to the Executive’s employment the Company; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; or,(iii) the Executive’s “willful” failure to follow a direct, reasonable and lawful written directive from Executive’s supervisor or the Board, within the reasonable scope of the Executive’s duties, which failure is not cured to the satisfaction of the Board within thirty (30) days. Further, for purposes of this Subsection (c):

               (1) No act or omission by the Executive shall be deemed “willful” unless done, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.
               (2) The Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board, at a meeting of the Board, called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail.
          (d) Good Reason. For a period of one (1) year after a Change in Control (as defined in Section 17 herein), Executive may terminate Executive’s employment for “Good Reason” upon the occurrence, within one (1) year after a Change in Control and without Executive’s written consent of one of the two events set forth below:
               (i) a material change in Executive’s authority, duties or responsibilities; or
               (ii) the Company requiring Executive to be based at any office or location outside of the Oklahoma City metropolitan area or outside the metropolitan area where the Executive is regularly employed immediately before a Change in Control except for travel reasonably required in the performance of Executive’s responsibilities; provided, transfer of the Executive from any location to Oklahoma City, Oklahoma shall not be a violation of this Subsection (d)(ii);
Executive shall give Notice of Termination for Good Cause to the Company within seven (7) days of Executive’s actual knowledge of such occurrence. Such termination for Good Reason will not be a breach of this Agreement.
          (e) Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, and such termination will not in and of itself be a breach of this Agreement.
          (f) Voluntary Termination. The Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then, the Executive shall be only entitled to compensation and benefits as described in Section 8 (b) hereof.
     7. Termination Procedure.
          (a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.
          (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of Executive’s duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 6(d), the date on which Notice of Termination is given as required in Section 6(d), or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.
     8. Compensation Upon Termination or During Disability. In the event of Executive’s disability or termination of Executive’s employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below. The Executive agrees that the Company has the right to deduct any amounts owed by the Executive to the Company for any reason, including, without limitation, due to the Executive’s misappropriation of Company funds, from the payments set forth in this Section 8.
          (a) Termination By Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:
               (i) The Company will pay to Executive in a single lump sum payment (A) Executive’s pro rata Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) the product obtained by multiplying the Executive’s Annual Compensation by a factor of 1. For purposes of this Agreement, Annual Compensation is the sum of the Executive’s annualized Base Salary and the bonus paid to Executive for the last twelve (12) months before the Date of Termination.
               (ii) The Company will maintain in full force and effect, for the continued benefit of Executive (and Executive’s spouse and/or Executive’s dependents, as applicable) for a period of twelve (12) months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and Executive’s spouse and/or Executive’s dependents, as applicable) participated immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitations contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if the Executive (or Executive’s spouse) is eligible for Medicare of a similar type of government medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. If Executive (or Executive’s spouse and/or Executive’s dependents) cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive (and Executive’s spouse and/or Executive’s dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”). However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period.
               (iii) The Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination.
               (iv) Executive shall receive a prorated payment under any annual cash incentive bonus plan then in effect, subject to the terms and conditions set forth below. The Company’s current annual cash incentive bonus plan establishes both subjective and objective performance criteria (and for some Executives, individual and Company criteria) that must be satisfied for an employee to be eligible for a bonus. In determining whether Executive is entitled to a prorated payment of an annual bonus under this provision, the Company shall: (i) assume that any subjective or individual performance criteria applicable to the Executive have been 100% satisfied; and (ii) with respect to any objective Company performance criteria applicable to the Executive, compare the actual performance of the Company for the respective fiscal year through the end of the month prior to the Date of Termination, against the budget targets for those objective Company performance criteria levels for such period. The performance criteria will then be evaluated under the terms of the annual cash incentive bonus plan. To the extent such criteria are deemed to be satisfied in accordance with the foregoing, and a bonus would be payable to Executive, such bonus shall be prorated for the respective fiscal year through the Date of Termination. Such prorated bonus, if any, shall be due and payable within ten (10) days of the Date of Termination.
               (v) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
          (b) Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason,
               (i) the Company will pay Executive Executive’s pro rata Base Salary and Executive’s accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;
               (ii) the Company will reimburse Executive, pursuant to the Company’s policy for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds; and
               (iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

          (c) Disability. During any period that Executive fails to perform Executive’s duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive Executive’s full Base Salary set forth in Section 5(a) until Executive’s employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):
               (i) the Company will pay to Executive (A) Executive’s pro rata Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices;
               (ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and
               (iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
          (d) Death. If Executive’s employment is terminated by Executive’s death the Company will pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s pro rata Base Salary, accrued vacation and reimbursed business expenses and amounts due under any plans, programs or arrangements of the Company through the Date of Termination.
     9. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.
     10. Confidential Information, Ownership of Documents.
          (a) Confidential Information. Executive will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its Affiliates, obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement).
          (b) Removal of Documents; Rights to Products; Other Property. All records, files, drawings/documents, models, equipment, and the like relating to the Company’s business and its affiliates, which Executive has control over may not be removed from the Company’s premises without its written consent, unless removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out Executive’s duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment under this Agreement.

          (c) Nonsolicitation. Executive agrees that if Executive is entitled to payment from the Company calculated under the provisions of Subsection 8(a), Executive will not for the twelve month period following the Date of Termination solicit, for Executive’s benefit or the benefit of anyone else, any current customers or employees of the Company or attempt to induce those customers or employees to cease, as applicable, doing business with or being employed by the Company or its affiliates.
          (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledges that damages would be inadequate and insufficient.
          (e) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.
          (f) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 10.
     11. Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief form a court of competent jurisdiction prohibiting any on-going breach of Executive of this Agreement including, without limitation, violations of Section 10. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute. Such reimbursement will be made as soon as practicable following the final, non-appealable resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.
     12. Agreement Binding on Successors.
          (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          (b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof in a form acceptable to the Company. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary(ies), estate or other legal representative(s). If Executive should die following Executive’s Date of Termination while any amounts would still be payable to Executive under this Agreement if Executive had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to Executive’s legal representatives or estate.
     13. Section 280G Limitations. In the event that the compensation and other benefits provided for in this Agreement (or otherwise payable to Executive under any other agreement with the Company) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for the application of this Section, would result in the Company’s payment or payments to Executive of an “excess parachute payment” within the meaning of Code Section 280G, then at the Company’s sole option Executive’s total compensation and benefits payable under this Agreement (and any other agreement between Executive and the Company) may be reduced by the amount necessary to cause the value of all compensation and benefits payable to Executive to be $1.00 below the amount of payments that would cause any portion of such payments to be classified as an “excess parachute payment” within the meaning of Code Section 280G. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     14. Section 409A Limitations. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. The Company and Executive agree that the Company at its sole option shall have the power to adjust the timing or other details relating to the payments described in this Agreement if the Company determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. The Company and Executive further acknowledge that if Executive is determined to be a “specified employee” as such term is defined in Section 409A upon Executive’s Date of Termination, that certain payments to Executive under this Agreement may be required to be postponed to comply with Section 409A. Thus, the Company and Executive agree that, in such event, any payments that are so postponed will be paid to Executive on the first day of the calendar month following the end of the required postponement period.
     15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At Executive’s last known address evidenced on the Company’s payroll records.
If to the Company:
Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, OK 73134
Attention: General Counsel
or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
     16. Withholding. All payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation
     17. Change in Control. A “Change in Control” under this Agreement means if any of the conditions set forth below shall have occurred:
          (a) Dobson CC Limited Partnership, an Oklahoma limited partnership, and its affiliates cease to beneficially own at least 35% of the total combined voting power of all classes of outstanding capital stock of the Company entitled to vote in the election of the directors of the Company; or
          (b) Any “person” or “group” within the meaning of Section 13 (d) or 14 (d)(2) of the Securities Exchange Act of 1934 becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 35% of the total combined voting power of all classes of outstanding capital stock of the Company entitled to vote in the election of directors of the Company, on a fully diluted basis, and such beneficial ownership represents a greater percentage of such total combined voting power, on a fully diluted basis, than is held by Dobson CC Limited Partnership and its affiliates on such date; or
          (c) Individuals who on March 1, 2007 constituted the Board of Directors of the Company, together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the Company’s stockholders was approved by a majority of the members of the Board of Directors of the Company when in office who either were members of the Board of Directors of the Company on March 1, 2007 or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of the members of the Company’s Board of Directors then in office; or
          (d) The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, or all or substantially all of the combined assets of the Company and all of its subsidiaries, taken as a whole, to any person other than a wholly-owned subsidiary of the Company or Dobson CC Limited Partnership or any of its affiliates; or
          (e) The adoption of a plan of liquidation or dissolution of the Company.
     18. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.
     19. Validity. The validity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed be an original but all of which together will constitute one and the same instrument.
     21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

     22. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Date of Agreement.

DOBSON COMMUNICATIONS CORPORATION, an
Oklahoma corporation

By:	/s/ Steven P. Dussek

“COMPANY”

/s/ Frank A. Franzese

FRANK A. FRANZESE
“EXECUTIVE”